EXHIBIT 10.2

EXECUTION VERSION

ESCROW AGREEMENT

This Escrow Agreement, dated as of July 23, 2010 (this “Agreement”), is made by and among GSI Group Inc. (“Reorganized Holdings”) acting on behalf of the Holders of Class 6A Claims and Interests (as defined below) and Law Debenture Trust Company of New York, as escrow agent (in such capacity, “Escrow Agent”).

RECITALS

WHEREAS, on November 20, 2009, GSI Group Inc., together with its affiliated debtors (“Debtors”), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, on May 27, 2010, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Debtors’ Fourth Modified Joint Plan of Reorganization (as such plan may hereafter be amended or otherwise modified, the “Plan”);

WHEREAS, the holders of Class 6A Claims and Interests will, on the Effective Date receive distributions pursuant to Section 3.6 of the plan and such distributions are subject to adjustment pursuant to Section 3.9 of the Plan (collectively, “Class 6A Distribution”);

WHEREAS, Holdings and certain of its current and former officers and directors are defendants in that certain putative shareholder class action entitled Wiltold Trzeciakowski, Individually and on behalf of all others similarly situated v. GSI Group Inc., Sergio Edelstein, and Robert Bowen, Case No. 08-cv-12065 (GAO), filed on December 12, 2008, in the United States District Court for the District of Massachusetts in connection with the delayed filing of its results for the quarter ended September 26, 2008 and the announcement of a review of revenue transactions, alleging federal securities violations against Holdings and certain of Holdings’ current and former officers and directors (“Securities Class Action”).

WHEREAS, as of the date hereof a Final Settlement and Final Disposition (each as defined below) have not occurred, and, as a result, a final allocation of the Class 6A Distribution among the Holders of Allowed Class 6A Claims and Interests cannot yet be determined;

WHEREAS, pursuant to Section 3.9 of the Plan, 6.165% of the New Common Shares to be distributed under Section 3.6 of the Plan shall be placed in a Class 6A Reserve and held in escrow (the “Escrow Fund”) on the Effective Date of the Plan pursuant to the terms of this Escrow Agreement for the benefit of the Holders of Section 510(b) Claims pending Final Disposition of the Securities Class Action;

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WHEREAS, pursuant to Section 3.9 of the Plan, unless otherwise determined by the Debtors, the Escrow Fund shall be treated as a disputed ownership fund pursuant to Treasury Regulation Section 1.468B-9.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties hereto agree as follows:

1. DEFINITIONS

(a) Capitalized terms defined in the Plan, and not otherwise defined herein, shall have the meanings ascribed to such terms in the Plan.

(b) For purposes of this Agreement, the following terms shall have the following meanings:

“Agreement”	has the meaning set forth in the Preamble.

“Allowed”	has the meaning set forth in the Plan.

“Bankruptcy Court”	has the meaning set forth in the Recitals.

“Business Day”	has the meaning set forth in Section 6(h).

“Class 6A Claims and Interests”	has the meaning set forth in the Plan.

“Class 6A Distributees”	has the meaning set forth in Section 5(a).

“Class 6A Distribution”	has the meaning set forth in the Recitals.

“Class 6A Reserve”	has the meaning set forth in the Plan.

“Class 6A Reserve Value”	shall mean such value as determined by the Court less any Interim Distribution.

“Confirmation Order”	has the meaning set forth in the Recitals.

“Debtors”	has the meaning set forth in the Recitals.

“Distribution Calculation”	has the meaning set forth in Section 5(a).

“Escrow Agent”	has the meaning set forth in the Preamble.

“Escrow Fund”	has the meaning set forth in the Recitals.

“Expiration Date”	has the meaning set forth in Section 3(b).

“Final Disposition”	the date when the Securities Class Action (i) has become subject to a final settlement or a Final Order and (ii) all available insurance for Allowed Section 510(b) Claims has been exhausted or is determined to be unavailable to satisfy all or a portion of such Claims, pursuant to one or more Final Orders.

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“Final Distribution Amount”	means that portion of the amount awarded to the plaintiffs in the Securities Class Action pursuant to a Final Order or final settlement which the Debtors have agreed to pay to the plaintiffs, which is not paid out of insurance (including payment by the Debtors from self insured retention amounts) or is determined to be unavailable to satisfy all or a portion of such Claims, pursuant to one or more Final Orders as adjusted pursuant to Section 6(c) hereof.

“Final Distribution Percentage”	means the quotient obtained by dividing the Final Distribution Amount by the Class 6A Reserve Value.

“Final Order”	has the meaning set forth in the Plan.

“GSI UK”	has the meaning set forth in the Plan.

“Holdings Equity Interests”	has the meaning set forth in the Plan.

“Indemnification Amount”	has the meaning set forth in Section 6(c).

“Indemnification Percentage”	means the quotient obtained by dividing the Indemnification Amount by the Class 6A Reserve Value.

“Initial Reserve Shares”	has the meaning set forth in Section 3(a).

“Interim Distribution”	has the meaning set forth in Section 5(a).

“New Common Shares”	has the meaning set forth in the Plan.

“New Senior Secured Notes”	has the meaning set forth in the Plan.

“Notice”	has the meaning set forth in Section 5(a).

“Plan”	has the meaning set forth in the Recitals.

“Pro Rata Share”	has the meaning set forth in the Plan.

“Remaining Reserve Shares”	has the meaning set forth in Section 5(a).

“Reorganized Holdings”	has the meaning set forth in the Preamble.

“Required Noteholder Investors”	has the meaning set forth in the Plan.

“Reserve Shares”	has the meaning set forth in Section 3(b).

“Section 510(b) Claim”	has the meaning set forth in the Plan.

“Securities Class Action”	has the meaning set forth in the Recitals.

“Transfer Agent”	has the meaning set forth in Section 5(c).

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2. APPOINTMENT OF ESCROW AGENT. Escrow Agent is hereby appointed to act as escrow agent hereunder, and Escrow Agent agrees to act as such as expressly set forth in this Agreement.

3. ESTABLISHMENT OF ESCROW

(a) On the date hereof, Reorganized Holdings shall deliver to Escrow Agent a single certificate for 2,981,227 New Common Shares representing the Class 6A Reserve (the “Initial Reserve Shares”) registered in the name of Escrow Agent, and Escrow Agent shall acknowledge receipt of such Initial Reserve Shares. The Escrow Fund shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor or any party hereto, except in accordance with Section 6(e) hereof.

(b) During the period between the date hereof and the date of the Final Disposition (“Expiration Date”), if any stock dividend, stock split, recapitalization or other changes affecting the outstanding New Common Shares as a class is effected without consideration, then any new, substituted or additional securities or other property that is by reason of any such transaction distributed with respect to the Initial Reserve Shares shall immediately be deposited with Escrow Agent. The Initial Reserve Shares and any adjustments pursuant to this Section 3(b) shall be collectively referred to as the “Reserve Shares.” Notwithstanding anything contained herein to the contrary, Escrow Agent shall have no duty to invest any cash or proceeds of the sale of Reserve Shares received hereunder.

(c) The Reserve Shares have been deposited with Escrow Agent in the Escrow Fund pursuant to Section 3.9 of the Plan as a Class 6A Reserve to be distributed on the account of Allowed Class 6A Claims and Interests as of the Expiration Date in accordance with the terms of the Plan and this Agreement.

(d) Escrow Agent hereby agrees to hold and safeguard the Reserve Shares within the Escrow Fund pursuant to the terms of this Agreement, and to hold and disburse the Reserve Shares only in accordance with the terms and conditions hereof.

(e) Escrow Agent shall not be responsible for computing or ascertaining any amount of securities or other property required to be deposited pursuant to Section 3(b) hereof.

(f) Escrow Agent shall hold the Reserve Shares and, except as permitted by Section 6(e), shall not under any circumstances sell the Reserve Shares.

4. DISPUTE RESOLUTION

It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Reserve Shares, or should any claim be made upon such Reserve Shares by a third party, Escrow Agent, upon receipt of a written notice of such dispute or claim by the parties hereto or a third party, is authorized and entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of said

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Reserve Shares until such dispute shall have been settled either by the mutual agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceeding which relates to the Reserve Shares.

5. DISTRIBUTION

(a) Following a Final Order authorizing the release of all or a portion of the Escrow Funds, Reorganized Holdings shall instruct the Escrow Agent to distribute the Reserve Shares to Reorganized Holdings as provided for in such Final Order (the “Interim Distribution”). Any Reserve Shares remaining in the Escrow Fund after such Interim Distribution(s) and after the provision for tender to Reorganized Holding of any Reserve Shares provided in Section 6(c), shall be referred to as “Remaining Reserve Shares.”

(b) Following the Expiration Date, Reorganized Holdings shall submit a notice to Escrow Agent (“Notice”) which shall set forth:

(i) that a Final Disposition of the Securities Class Action has occurred;

(ii) the dollar value of the Final Distribution Amount;

(iii) the Holders of Class 6A Claims and Interests who, pursuant to Section 3.9 of the Plan and this Agreement, are entitled to a distribution, if any, of the Remaining Reserve Shares (“Class 6A Distributees”); and

(iv) the allocation, if any, of the Remaining Reserve Shares among the Class 6A Distributees, which shall be calculated as follows with any fractional shares having been rounded down to the nearest whole number (“Distribution Calculation”):

(I) each holder of an Allowed Section 510(b) Claim shall be allocated its Pro Rata Share of the Final Distribution Amount by delivery of the Final Distribution Percentage of the Remaining Reserve Shares to Lead Plaintiffs or such other fiduciary for distributions to Class member pursuant to a plan of allocation approved by the United States District Court for the District of Massachusetts; and

(II) each holder of an Allowed Holdings Equity Interest shall be allocated its Pro Rata Share of any Remaining Reserve Shares remaining in Escrow after the distribution in accordance with the above subsection 5(b)(iv)(I).

(c) Promptly upon receipt of the Notice, Escrow Agent shall deliver a certificate representing the Remaining Reserve Shares to Computershare Trust Company (the “Transfer Agent”) and direct the Transfer Agent to deliver the Remaining Reserve Shares among the Class 6A Distributees pursuant to the Notice and Distribution Calculation. The Transfer Agent shall distribute the Remaining Reserve Shares in accordance therewith.

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(d) This Agreement shall terminate on the date of which there are no Reserve Shares remaining in the Escrow Fund.

6. DUTIES OF ESCROW AGENT

(a) Reorganized Holdings acknowledges and agrees that Escrow Agent (i) shall not be responsible for performance of any obligations under any of the other agreements referred to herein, including the Plan, or for determining or compelling compliance therewith, but shall be obligated only for the performance of such duties as are specifically set forth in this Agreement, each of which is ministerial in nature and shall not be construed as fiduciary; (ii) shall not be obligated to take any legal or other action hereunder that might in its reasonable judgment involve expense or liability on its part unless it shall have been furnished with acceptable indemnification; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof; and (iv) may consult counsel satisfactory to it, including in-house counsel, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(b) Neither Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of fraud, gross negligence, bad faith or willful misconduct. Reorganized Holdings covenants and agrees to indemnify Escrow Agent and hold it harmless without limitation from and against any loss, liability or exposure of any nature incurred by Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including, but not limited to, taxes, additions for late payment, interest, penalties and other reasonable expenses that may be assessed against Escrow Agent on any such payment for any obligations imposed now or hereafter by applicable tax law, reasonable legal fees and expenses and other costs and expenses of defending or preparing to defend against any claim of liability in the premises, unless such loss, liability or expense results from or is caused by Escrow Agent’s fraud, gross negligence, bad faith or willful misconduct, provided, however, that Escrow Agent shall first set-off any such loss, liability or exposure with any cash held in the Escrow Fund. In no event shall Escrow Agent be liable for indirect, punitive, special or consequential damages.

(c) Notwithstanding anything to the contrary herein, any distributions to Holders of Class 6A Claims and Interests out of the Escrow Fund pursuant to Section 5 will be reduced by the amount of (I) any and all obligations imposed now or hereafter on the Escrow Fund by any applicable tax law, including but not limited to, taxes imposed with respect to the payment of Reserve Shares under this Agreement plus (II) any and all amounts paid by

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Reorganized Holdings pursuant to Section 6(b) hereof (“Indemnification Amount”) without duplication between I and II. Reorganized Holdings undertakes to instruct Escrow Agent in writing with respect to Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. The Indemnification Amount, if any, shall be paid to Reorganized Holdings by delivery of any to Reorganized Holdings of the Indemnification percentage of the Reserve Shares.

(d) Reorganized Holdings agrees to pay or reimburse Escrow Agent for any legal fees and expenses incurred in connection with the preparation of this Agreement and to pay Escrow Agent’s reasonable compensation for its normal services hereunder in accordance with the fee schedule attached as Schedule A hereto and subject to change on an annual basis in accordance with Escrow Agent’s ordinary course of business. Reorganized Holdings agrees to reimburse Escrow Agent on demand for reasonable and documented costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder, including without limitation, payment of reasonable and documented legal fees and expenses incurred by Escrow Agent in connection with the resolution of any claim by any party hereunder.

(e) Notwithstanding anything herein to the contrary, Escrow Agent shall have and is hereby granted a possessory lien on and security interest in the Escrow Fund, and all proceeds thereof, to secure payment of all amounts owing to it from time to time hereunder, whether now existing or hereafter arising. Escrow Agent shall have the right to sell the Reserve Shares and deduct from the proceeds thereof, any such sums, upon five Business Days (as hereinafter defined) notice to Reorganized Holdings of its intent to do so.

(f) Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) days prior written notice of resignation to Reorganized Holdings. Prior to the effective date of the resignation as specified in such notice, Reorganized Holdings shall promptly appoint a mutually acceptable successor escrow agent. Upon such appointment such successor escrow agent shall execute, acknowledge and deliver to its predecessor, and also to Reorganized Holdings, an instrument in writing accepting such appointment hereunder and agreeing to be bound by the terms and provisions of this Agreement. Thereupon, such successor escrow agent, without any further act, shall become fully vested with all the rights, immunities, and powers, and shall be subject to all of the duties and obligations of its predecessor and such predecessor Escrow Agent shall promptly deliver the Reserve Shares to such successor pursuant to written instructions from Reorganized Holdings. If, however, no successor escrow agent is appointed by Reorganized Holdings, Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent. Any successor escrow agent shall be a bank or trust company, organized and existing under the laws of the United States or any state thereof, subject to examination by state or federal authorities, and have capital surplus in excess of $100,000,000.

(g) Escrow Agent agrees that Reorganized Holdings may at any time upon thirty (30) days written notice, remove Escrow Agent as escrow agent hereunder, and substitute another escrow agent therefor, in which event, upon receipt of written notice thereof and

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payment of any accrued but unpaid fees or expenses due to Escrow Agent, Escrow Agent shall deliver to such substituted escrow agent the Reserve Shares held by it, and Escrow Agent shall thereafter be discharged from all liability hereunder.

(h) Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall Escrow Agent be required or obligated to distribute any Reserve Shares (or take other action that may be called for hereunder to be taken by Escrow Agent) sooner than two (2) Business Days (hereinafter defined) after the Escrow Agent’s receipt of the applicable documents required under this Agreement in good form. A “Business Day” is any day on which Escrow Agent is open for business at its offices in New York, New York.

(i) Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of Escrow Agent or for any third person or dealing as principal for its own account.

(j) All deposits and payments hereunder, including without limitation all payments to Escrow Agent pursuant to Section 6 hereof, shall be in U.S. dollars.

(k) The provisions of Section 6 of this Agreement shall survive the resignation or removal of Escrow Agent or the termination of this Agreement.

7. VOTING RIGHTS

Escrow Agent hereby agrees to vote all Reserve Shares proportionally in the same manner as New Common Shares are voted.

8. CASH DIVIDENDS

Cash dividends, dividends payable in securities and other distributions of any kind (other than distributions described in Section 3(b) hereof) made or paid on the Reserve Shares shall be added to the Reserve Shares and subject to the provisions of this Agreement, including any applicable taxation as described in Section 9 hereof. Escrow Agent shall be under no duty or obligation to invest any cash held in the Escrow Fund.

9. OWNERSHIP FOR TAX PURPOSES AND WITHHOLDING

The parties hereto agree that for U.S. federal income tax purposes, the Escrow Fund will be treated as a disputed ownership fund (“DOF”) pursuant to Treasury Regulation Section 1.468B-9. As a DOF, the Escrow Fund will be treated as a separate taxable entity that is the owner of all assets contributed to and held by the Escrow Fund and Reorganized Holdings will have no liability for any tax of the Escrow Fund. In general, in determining a DOF’s taxable income, (1) disputed property transferred to a DOF will be excluded from the DOF’s income, (2) income earned with respect to such disputed property will be taxable to the DOF, and (3) a distribution of disputed property by the DOF will be treated as a sale or exchange of such property by the DOF. Distributions of property by a DOF will be subject to applicable

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information reporting and withholding requirements. If the DOF is subject to tax reporting, the Escrow Agent shall have the right to retain an agent for such purposes and Reorganize Holdings shall reimburse the escrow agent for all reasonable fees and expenses incurred in connection with such tax reporting.

Notwithstanding anything to the contrary in this Agreement, Reorganized Holdings may (but only with the prior written consent of the Required Noteholder Investors) determine that it is more efficient to treat the Escrow Fund as something other than a DOF (e.g., an IRC Section 641 trust). If such a determination is made, this Agreement will be amended to reflect the appropriate tax treatment.

10. NOTICES

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered on the date of receipt, if delivered by hand, two (2) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent by receipt – confirmed telecopy or via a reputable nationwide overnight courier service for next Business Day delivery, if Reorganized Holdings, at its address set forth below its signature hereto, together with a copy to Brown Rudnick LLP, Attention: William R. Baldiga, Esq., One Financial Center, Boston, Massachusetts 02111, and if to Escrow Agent at its address set forth below its signature hereto. Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. Notwithstanding anything herein to the contrary, no notice to Escrow Agent shall be deemed delivered until actually received by Escrow Agent.

11. JURISDICTION; SERVICE OF PROCESS; GOVERNING LAW

THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY IN SUCH STATE. The parties hereby (a) irrevocably submit to the jurisdiction of any New York any federal court sitting within the State of New York courts of the United States of America located in the State of New York of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby and thereby and (b) waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties irrevocably agree that all

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claims with respect to such action or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court’s jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11 hereof shall be valid and sufficient service thereof.

12. COUNTERPARTS

The Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

13. SECTION HEADINGS

The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

14. WAIVER

No waiver by any party to this Agreement of any condition or of any breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or a waiver of any other condition or breach of any other provision contained in this Agreement.

15. EXCLUSIVE AGREEMENT; MODIFICATION

(a) This Agreement constitutes the entire understanding and agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to this Agreement. The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms of this Agreement.

(b) This Agreement may not be amended, altered or modified without the written consent of the parties hereto.

16. FORCE MAJEURE

No party to this Agreement shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, acts of terrorism, epidemics, fire, communication line failures, computer viruses, power failures, terrorist attacks, earthquakes or other disasters.

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17. BINDING EFFECT

This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns. If Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another entity authorized to exercise fiduciary powers, the successor entity without any further act shall be the successor escrow agent.

18. REPRODUCTION OF DOCUMENTS

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

19. TRANSFER AGENT

Escrow Agent is not the Transfer Agent of the Reserved Shares. When shares are required to be delivered by Escrow Agent to the Holders of Class 6A Claims and Interests pursuant to this Agreement, delivery of the stock certificate representing the Reserved Shares shall be made by Escrow Agent to the Transfer Agent instructing such Transfer Agent to deliver Reserved Shares to Holders of Class 6A Claims and Interests at the addresses set forth on the Notice. Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of, the Transfer Agent in connection with the foregoing except for Escrow Agent’s own fraud, gross negligence, bad faith or willful misconduct.

20. WAIVER OF JURY TRIAL

THE PARTIES HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION THEREWITH.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed by their respective officers or authorized representatives, effective as of the date first above written.

GSI GROUP INC.

By:	/s/ Michael Katzenstein
Name: Michael Katzenstein
Title: Chief Restructuring Officer

Address:	125 Middlesex Turnpike
Bedford, MA 01730

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LAW DEBENTURE TRUST COMPANY OF NEW YORK

By:	/s/ Robert Rywkin
Name:Robert Rywkin
Title:Director of Fiduciary Services

Address:	400 Madison Avenue
4th Floor
New York, NY 10017

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Schedule A

Fee Schedule

For

Escrow Services

Escrow Agent

Acceptance Fee	$3,000

This one time fee includes the review of the escrow agreement and other documents relating to the Plan that apply to the reserve.

Annual Administration Fee	$5,000

This fee covers the normal administration under the escrow including the maintenance of the agent’s records including set-up, posting, maintaining and the retention of account information, so long as the escrow remains in effect.

Legal Counsel Fee:

The fees and expenses of our counsel will be at cost and billed at the closing of the transaction.

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